Exhibit (a)(5)


                THE WRIGHT BLUE CHIP MASTER PORTFOLIO TRUST




                              Amended and Restated
                     Establishment and Designation of Series

         WHEREAS,   pursuant  to  an  Amended  and  Restated  Establishment  and
Designation of Series dated June 24, 1998, the Trustees of The Wright Blue Chip Master Portfolio Trust (the "Trust"), designated six separate Series; and

     WHEREAS, the Trustees now desire to change the name of one of the existing Series, i.e. U.S. Treasury Portfolio to U.S. Government Intermediate Portfolio, pursuant to Section 10.3. of Article X of the Declaration of Trust of the Trust.

         NOW, THEREFORE, the undersigned, being a duly authorized officer presently in office of the Trust acting pursuant to authority granted by a resolution of the Trustees of the Trust adopted on November 11, 1999, pursuant to Section 6.2. of Article VI of the Declaration of Trust, hereby executes this Amended and Restated Establishment and Designation of Series redesignating the Series of the Trust into the following separate Series of the Trust, each Series to have the special and relative rights as set forth in the Declaration of
Trust:

         1.The Portfolios shall be designated as follows effective May 1, 2002:

                           Selected Blue Chip Equities Portfolio
                           International Blue Chip Equities Portfolio
                           U.S. Government Intermediate Portfolio
                           U.S. Government Near Term Portfolio
                           Current Income Portfolio



                                                  /s/ A.M. Moody, III
                                                  -----------------------
                                                     Vice President

February 26, 2002